EXHIBIT 99.1

PRESS RELEASE

Quantum Reports Fiscal 2004 Second Quarter Results

Irvine, CA—December 11, 2003—Quantum Fuel System Technologies Worldwide, Inc., (Nasdaq: QTWW) today reported results for its fiscal 2004 second quarter ended October 31, 2003.

For the second quarter of fiscal year 2004, Quantum reported revenues of $6.7 million, which represents an increase of $1.1 million, or 19.6%, from revenues of $5.6 million in the second quarter of fiscal year 2003. This increase was primarily driven by higher product sales and total revenues within its Fuel Cell Systems operating segment compared to the same period last year. The Fuel Cell Systems operating segment was profitable for the third consecutive quarter with $0.6 million in operating income during the second quarter. Revenues within the Alternative Fuels segment were $3.3 million during the quarter, relatively consistent with the second quarter of fiscal year 2003. The Alternative Fuels segment continued to improve its gross profits and reported an operating loss of $0.6 million compared to an operating loss of $2.7 million on revenues of $3.4 million during the second quarter of fiscal year 2003. During the second quarter, Quantum reported an overall net loss of $2.0 million or $0.09 per share. This compared to a net loss of $5.3 million or $0.30 per share for the same period of fiscal year 2003.

Six Months Results

For the six month period ended October 31, 2003, revenues increased $4.4 million, or 43.1% from $10.2 million in the first half of fiscal year 2003 to $14.6 million in the first half of fiscal year 2004, primarily due to increased product sales in the Fuel Cell Systems segment.

For the six month period ended October 31, 2003, Quantum’s operating loss decreased $6.4 million, or 62.7%, from $10.2 million to $3.8 million. This decrease is primarily attributable to better operating performance in both the Alternative Fuels segment and the Fuel Cell Systems segment. The Alternative Fuels segment’s operating loss decreased by $2.9 million compared to the first six month period of previous year, and the Fuel Cell Systems segment reported a $1.9 million operating profit compared to a $1.4 million operating loss in the same period of the previous year.

During the six month period ended October 31, 2003, Quantum’s net cash used in operations was $0.7 million, compared to $7.0 million during the prior year six month period. This improvement was primarily driven by the lower operating loss, positive gross margins and improved customer collections. Depreciation and amortization expense was $2.6 million during the current six month period compared to $2.2 million during the prior year six month period.

During the six month period ended October 31, 2003, Quantum reported an overall net loss of $3.8 million or $0.16 per share. This compared to a net loss of $10.3 million or $0.64 per share for the same period of fiscal year 2003.

“We are pleased with the operating results during the quarter and first half of fiscal 2004 with solid performance across both business segments,” said Alan P. Niedzwiecki, President and CEO. “Our consolidated gross margins improved to a record forty percent and the Alternative Fuels segment is closer than ever to joining the Fuel Cells Systems segment as a profitable business segment. Our Fuel Cell Systems segment was profitable for the third straight quarter and our revenues had strong year-over-year growth. In addition to the strong operating performance, we strengthened our balance sheet during the quarter through our recently completed equity offering. We continue to focus on growing the business with valuable and strategic programs, such as the recently announced fuel cell vehicle development programs and the hydrogen refueling systems development programs with the U.S. Army and industry OEMs. As we go forward, we plan to leverage our financial strength, customer base and technologies to maximize our opportunities in this dynamic industry.”

Quantum Fuel Systems Technologies Worldwide, Inc.,

Condensed Statement of Operations

Unaudited

Three and six months ended October 31, 2002 and 2003

	Three Months Ended October 31,		Six Months Ended October 31,
	2002	2003	2002	2003
Net revenue:
Product sales	$3,807,100	$5,348,875	$6,630,253	$11,898,560
Contract revenue	1,794,827	1,376,243	3,590,192	2,704,744

Total revenue	5,601,927	6,725,118	10,220,445	14,603,304
Costs and expenses:
Cost of product sales	5,131,371	3,175,941	8,772,231	7,548,830
Research and development	3,745,944	3,436,663	6,971,012	6,544,817
Selling, general and administrative	2,340,653	2,198,992	4,652,037	4,353,739

Total costs and expenses	11,217,968	8,811,596	20,395,280	18,447,386
Operating loss	(5,616,041)	(2,086,478)	(10,174,835)	(3,844,082)
Interest expense (income), net	(35,851)	(28,352)	60,639	(54,587)
Other expense (income)	(330,120)	(24,403)	69,991	(24,394)
Provision for income taxes	800	2,800	800	39,345

Net loss applicable to common stock	$(5,250,870)	$(2,036,523)	$(10,306,265)	$(3,804,446)

Net loss per share:
Basic	$(0.30)	$(0.09)	$(0.64)	$(0.16)

Diluted	$(0.30)	$(0.09)	$(0.64)	$(0.16)

Number of shares used in per share calculation:
Basic	17,655,475	23,507,253	16,061,948	23,093,849

Diluted	17,655,475	23,507,253	16,061,948	23,093,849

Summary Cash Flow and Balance Sheet Information:

	Three Months Ended October 31,		Six Months Ended October 31,
	2002	2003	2002	2003
Depreciation and amortization	$1,276,725	$1,312,080	$2,169,442	$2,625,637
Cash flow from operations	(3,543,823)	(682,300)	(6,963,575)	(725,217)
Capital expenditures	512,368	288,238	667,371	355,693

	April 30, 2003	October 31, 2003
Cash and cash equivalents	$11,538,873	$72,970,429
Working capital	15,499,773	77,743,227
Total assets	50,952,281	107,020,656
Debt	138,794	46,829
Stockholders’ equity	42,950,269	101,766,968

Financial Results Call Scheduled:

December 11, 2003

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (785) 832-2422

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available on the Company’s Investor Relations page of the website at www.qtww.com/investor_relations/index.shtml. The playback will also be available via telephone until December 13, 2003 at 8:59 p.m. Pacific time. The number for this service is (888) 566-0849 or (402) 220-0428. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum:

Quantum focuses on three primary product and system applications: Transportation, Fuel Cell Stationary Power Generation, and Hydrogen Refueling Infrastructure. The company manufactures both components and end products. In the Transportation sector, Quantum designs and supplies state-of-the-art fuel system technologies to many of the world’s leading OEMs with Hydrogen systems for both Internal Combustion Engine (ICE) and Fuel Cell applications, and Natural Gas and LPG fuel systems for internal combustion applications. In Stationary Power, Quantum currently supplies components and integrated systems to developers of fuel cell stationary power products and is working to expand its product portfolio in these applications. In the area of refueling infrastructure, Quantum offers several hydrogen and natural gas refueling systems focused on early infrastructure development, targeting fleets of 1 to 20 vehicles.

Quantum’s ultra-light weight composite fuel storage, fuel injection and metering technologies, electronic control products and OEM level systems integration capabilities have enabled the company to develop a product portfolio with state-of-the-art technologies and products, a diverse customer base, and alliances with partners such as General Motors and Sumitomo Corporation.

Quantum is a Tier 1 OEM supplier and a member of the GM Fuel Cell Alliance of fuel cell commercialization companies. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha, and AeroVironment.

Quantum’s web site: www.qtww.com.

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues and cash from operations in future periods and expected future operating results; future opportunities for Quantum, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, including the statements made in the seventh paragraph of this press release. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; the success of the company’s recently announced programs with strategic partners; growth of the company’s business; the level and success of the company’s development and commercial programs with OEMs, particularly shifts in demand for fuel cell products from OEM customers; the company’s ability to manage its cost structure; the company’s ability to achieve profitability on a consolidated basis. Reference should also be made to the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

drasmussen@qtww.com

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2003 QUANTUM Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600